Exhibit 3.3.96

CERTIFICATE OF INCORPORATION

OF

DKC INC,

The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, adopts the following Certificate of Incorporation.

ARTICLE I

The name of the corporation is:

DKC. Inc.

ARTICLE II

The address of the corporation’s registered office in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in the business of investing in, holding and/or developing real estate projects and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

(a)           The corporation shall have authority to issue 3000 shares of common stock, each with a par value of $1.00.

(b)           Each stockholder shall be entitled to one vote for each share of the corporation’s outstanding common stock held of record by such stockholder on every matter submitted to a vote of the corporation’s stockholders.

ARTICLE V

The name of the incorporator is Nancy L. Gallagher, and the mailing address of the incorporator is 106 West 14th Street, Suite 1700, Kansas City, Missouri 64105.

ARTICLE VI

The number of directors to constitute the Board of Directors shall be fixed by, or in the manner provided in, the corporation’s bylaws.

ARTICLE VII

(a)           All powers of management, direction and control of the corporation shall be vested in the Board of Directors.

(b)           The corporation’s original bylaws shall be adopted by the corporation’s initial Board of Directors. The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in either of the following ways: (i) by an affirmative vote of the holders of a majority of the corporation’s outstanding shares entitled to vote, or (ii) by an affirmative vote of a majority of the corporation’s directors then in office. Any change in the bylaws made by the corporation’s stockholders may thereafter be further changed by the corporation’s Board of Directors, unless the stockholders in making such change shall otherwise provide.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in summary way of this corporation or any receiver or receivers appointed for this corporation under the provisions of Del. Code Ann. tit, 8, § 291 or on the applications of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Del Code Ann. tit 8, § 279, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation has a consequence of such compromise or arrangement, the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

ARTICLE IX

No holder of any share of the corporation’s stock shall have any preemptive rights to acquire additional shares.

ARTICLE X

The duration of the corporation is perpetual.

ARTICLE XI

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares of stock or other securities in any way may be altered, amended, restricted, enlarged or repealed by the laws of the State of Delaware or of the United States of America hereinafter adopted. The corporation reserves the right to amend or repcal this Certificate of Incorporation or to take any other action as required or allowed by such laws, and all rights of the owners and holders of any shares of stock or other securities issued by the corporation are subject to this reservation.

ARTICLE XII

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize the additional elimination or limitation of the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Certificate of Incorporation has been signed this 1st day of June, 1995.

/s/ Nancy L. Gallagher
Nancy L. Gallagher
Incorporator

STATE OF MISSOURI	)
	)	SS
COUNTY OF JACKSON	)

The foregoing instrument was acknowledged before me this 1st day of June, 1995, by Nancy L. Gallagher.

/s/ Susan Diane Slusher
Notary Public in and for said County and State
Print Name:	Susan Diane Slusher

My commission expires:	[ILLEGIBLE]
May 10, 1996

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 12/06/1995
950283662 – 2512429

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

OF

DKC, INC.

FIRST: That in lieu of a special meeting of the Board of Directors of DKC, Inc. resolutions were duly adopted on December 5 1995 setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The radiation setting forth the proposed amendment is as follows:

RESOLVED, that ARTICLE I of the Certificate of Incorporation be, and it hereby is amended to read as follows:

“ARTICLE I

The name of the corporation is

Centertainment Inc.”

SECOND: That thereafter, pursuant to said resolution and in accordance with the bylaws and the laws of the State of Delaware, all of the stockholders of the corporation, pursuant to an action by consent in lieu of a special meeting dated December 5 1995, voted in favor of the proposed amendments.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said DKC, Inc. has caused this certificate to be signed by Nancy L. Gallagher, its Vice President and Secretary and Tina M. Kirwan, its Assistant Secretary, this 5th day of December, A.D. 1995.

By:	/s/ Nancy L. Gallagher
Nancy L. Gallagher, Vice President and Secretary

ATTEST:	/s/ Tina M. Kirwan
Tina M. Kirwan, Assistant Secretary